EXHIBIT  2.5

                          Assignment and Sale Agreement
                      (California, Oregon & Michigan LLCs)

         This ASSIGNMENT AND SALE AGREEMENT is entered into as of the 9th day of March, 2001 by and among GTECH CORPORATION, a Delaware corporation ("GTECH"), DREAMPORT, INC., a Delaware corporation (formerly GTECH Gaming Subsidiary 1 Corporation) ("Dreamport"), GTECH GAMING SUBSIDIARY 2 CORPORATION, a Delaware corporation ("GTECH Sub 2"; collectively with Dreamport, the "GTECH Subsidiaries"), FULL HOUSE RESORTS, INC., a Delaware corporation ("Full House"), FULL HOUSE SUBSIDIARY, INC., a Delaware corporation (in its own right and as successor-in-interest to Full House Joint Venture Subsidiary, Inc., the "Full House Sub"; collectively with Full House Joint Venture Subsidiary, Inc., the "Full House Subsidiaries"), and each of the Remaining LLC Subs (as defined below) (each of the foregoing, a "Party" and collectively, the "Parties").

                                   WITNESSETH:

         WHEREAS, GTECH and Full House entered into that certain Master Agreement for the purpose of developing certain gaming facilities and other business opportunities, including through the formation of four separate limited liability companies to pursue jointly certain identified development opportunities in Oregon, Delaware, Michigan and California;

         WHEREAS, the GTECH Subsidiaries and the Full House Subsidiaries entered into that (i) certain Limited Liability Company Agreement respecting the Delaware LLC, dated as of December 29, 1995 (the "Delaware LLC Agreement"), (ii) that certain Limited Liability Company Agreement of the California LLC, dated as of December 29, 1995 (the "California LLC Agreement"), (iii) that certain Limited Liability Company Agreement of the Oregon LLC, dated as of December 29, 1995 (the "Oregon LLC Agreement") and (iv) that certain Limited Liability Company Agreement of the Michigan LLC, dated as of December 29, 1995 (the "Michigan LLC Agreement"), in each case as members of the respective limited liability companies constituted thereunder;

         WHEREAS, Dreamport assigned all of its membership interests in the Delaware LLC to GTECH Sub 2 on March 7, 1997;

         WHEREAS, Full House Joint Venture Subsidiary, Inc. subsequently merged into Full House Sub which is the surviving corporation resulting from such merger;

         WHEREAS, the Parties and Harrington Raceway, Inc., a Delaware corporation ("HRI") are in discussions respecting the terms and conditions under which the Delaware Management Agreement will be amended and GTECH Sub 2 will withdraw from the Delaware LLC;

         WHEREAS, the GTECH Subsidiaries wish to sell to the Full House Sub, and the Full House Sub wishes to purchase from the GTECH Subsidiaries, the Membership Interests of the GTECH Subsidiaries in the Remaining LLC Subs.

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         NOW THEREFORE, for valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1.  Definitions and Interpretation.

         (a) In this Agreement, the following terms shall have the meanings indicated:

         Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         Agreement shall mean this Assignment and Sale Agreement.

         Amended and Restated Full House Note means the Promissory Note of Full House in the original principal amount of $3,000,000 in favor of GTECH which shall be executed and delivered pursuant to this Agreement and which shall thereupon amend and restate in its entirety the Original Full House Note.

         AP Accruals means, as of any specified date, the aggregate sum for all of the Remaining LLC Subs of accounts payable owed by the Remaining LLC Subs, which amount is, as of the date of the Most Recent Financial Statements, the summation of the balances of Account Number 200001 for the Remaining LLC Subs reflected in the Most Recent Financial Statements.

         Business Day means any day other than a Saturday, Sunday or day on which commercial banking institutions are authorized by law to be closed in Las Vegas, Nevada or Providence, Rhode Island.

         California LLC means Gaming Entertainment (California) L.L.C., a Delaware limited liability company.

         California LLC Agreement shall have the meaning set forth in the Recitals.

         Closing means the closing of the transactions described in this Agreement as provided for in Sections 4 and 5.

         Closing Date means March 7, 2001 or such other date as may be mutually agreed by the Parties in writing or as may otherwise be provided for under
Section 4.

         Closing Month Financial Statements means the financial statements for the LLC Subs for the period ending March 31, 2001, calculated in accordance with generally accepted accounting principles consistently applied and with the past practice of calculating financial statements for the LLC Subs.

         Delaware Act means the Delaware Limited Liability Company Act, 6 Del. C.ss.18-101, et seq., as amended from time to time.

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         Delaware LLC means Gaming Entertainment (Delaware), L.L.C., a Delaware limited liability company.

         Delaware LLC Agreement shall have the meaning set forth in the Recitals.

         Delaware Management Agreement means that certain Management Agreement by and between the Delaware LLC and HRI dated January 31, 1996.

         Dreamport shall have the meaning set forth in the Preamble.

         Final Month shall have the meaning set forth in Section 7.

         Full House means Full House Resorts, Inc., a Delaware corporation.

         Full House Parties means, collectively, Full House and the Full House Sub.

         Full House Sub means Full House Subsidiary, Inc., a Delaware corporation, in its own right and as successor-in-interest to Full House Joint Venture Subsidiary, Inc.

         Full House Subsidiaries means, together, Full House Sub and Full House Joint Venture Subsidiary Inc.

         GTECH means GTECH Corporation, a Delaware corporation.

         GTECH Net Receivables means, as of any specified date, the aggregate amount calculated in accordance with the following formula:

         GTECH Net Receivables = GTECH Payables + LLC Cash + LLC Full House Receivables - GTECH Payables - AP Accruals 2

         GTECH Parties means, collectively, GTECH, Dreamport and GTECH Sub 2.

         GTECH Payables means the aggregate amount for all of the Remaining LLC Subs of the outstanding principal amount of and the accrued but unpaid interest on loans by GTECH, Dreamport, GTECH Sub 2 and other GTECH affiliates to (including amounts paid on behalf of) the Remaining LLC Subs and/or the Full House Subsidiaries; it being agreed that the amount of the GTECH Payables as of the date of the Most Recent Financial Statements shall be the summation of the balances of the Remaining LLC Subs Account 200200, as reflected in the Most Recent LLC Financial Statements for the Remaining LLC Subs.

         GTECH Sub 2 means GTECH Gaming Subsidiary 2 Corporation, a Delaware corporation.

         GTECH Subsidiaries means, together, Dreamport, Inc. and GTECH Gaming Subsidiary 2 Corporation.

         HRI means Harrington Raceway, Inc., a Delaware corporation.

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         LLC Agreements means, collectively, the California LLC Agreement, the
Delaware LLC Agreement, the Michigan LLC Agreement and the Oregon LLC Agreement.

         LLC Cash means the aggregate sum, for all of the Remaining LLC Subs of the cash of the Remaining LLC Subs; it being agreed that the amount of the LLC Cash, as of the date of the Most Recent Financial Statements, shall be the summation of the balances of the Remaining LLC Subs' Account 100040, as reflected in the Most Recent LLC Financial Statements for the Remaining LLC Subs.

         LLC Full House Receivables means the aggregate sum for all of the Remaining LLC Subs of amounts owed by Full House and the Full House Subsidiaries to the Remaining LLC Subs; it being agreed that the amount of the LLC Full House Receivables, as of the date of the Most Recent Financial Statements, shall be the summation of the balances of the Remaining LLC Subs' Account 200201, as reflected in the Most Recent LLC Financial Statements for the Remaining LLC Subs.

         LLC Management Fee Receivables means the aggregate sum for all of the Remaining LLC Subs, of receivables respecting management fees, it being agreed that the amount of the LLC Management Fee Receivables, as of the Closing Date, shall be the summation of the balances of the Remaining LLC Subs' Account 120043, as reflected in the Most Recent LLC Financial Statements for all of the Remaining LLC Subs, plus a Pro Rata Portion of receivables respecting management fees for the calendar month in which the Closing occurs, as reflected on the Closing Month Financial Statements.

         LLC Subs means, collectively, the California LLC, the Delaware LLC, the Michigan LLC and the Oregon LLC.

         Master Agreement means that certain Master Agreement dated December 29, 1995 by and between GTECH and Full House.

         Membership Interest of a Person means, with respect to each LLC Sub, all of such Person's membership interest in, and share of the allocations of, such LLC Sub and such Person's rights to receive distributions of such LLC Sub's assets in accordance with the provisions of the related LLC Agreement and the Delaware Act.

         Michigan LLC means Gaming Entertainment (Michigan) LLC, a Delaware limited liability company.

         Michigan LLC Agreement shall have the meaning set forth in the Recitals.

         Most Recent LLC Financial Statements means the financial statements for the LLC Subs for the period ending February 28, 2001, calculated in accordance with generally accepted accounting principles applied consistently and with the past practice of calculating financial statements for the LLC Subs.

         Note means the Promissory Note which shall be dated as of the Closing Date and which shall otherwise be in the form attached as Exhibit A.

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         Oregon LLC means Gaming Entertainment, L.L.C., a Delaware limited liability company.

         Oregon LLC Agreement shall have the meaning set forth in the Recitals.

         Original Full House Note means that certain Convertible Note, dated January 26, 1996, in the original principal amount of $3,000,000 in favor of GTECH.

         Party and Parties shall have the respective meanings set forth in the Preamble.

         Paying Party shall have the meaning set forth in Section 13.

         Person means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

         Pro Rata Portion means such portion of management fees for March 2001, the calendar month in which the Closing occurs, obtained by multiplying 100% of such management fees by a fraction, the numeration of which is the date in March 2001 on which the Closing occurs and the denominator of which is "31".

         Purchase Price shall have the meaning set forth in Section 3.

         Reimbursed Party shall have the meaning set forth in Section 13.

         Remaining LLC Subs means, collectively, the California LLC, the Michigan LLC and the Oregon LLC.

         Sum Recovered shall have the meaning set forth in Section 13.

         Tomac Litigation shall have the meaning provided in Section 6(a)(iv).

         Tomac Litigation Expenses shall have the meaning provided in Section 10(d).

         (b)      In this Agreement, a reference to:

                  (i)      a statutory provision includes a reference to:

                           (a) the statutory provisions as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

                           (b) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

                  (ii) persons includes a reference to any body corporate, unincorporated association or partnership

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

                  (iii) a reference to a Section, party, Recital, Preamble, Schedule, or Exhibit unless the contrary is indicated, is a reference to a clause of or a party or schedule to this Agreement.

         (c) The Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the Schedules and Exhibits.

         (d) Except to the extent the context requires otherwise, any reference in this Agreement to this Agreement, or any other agreement or document is a reference to this Agreement, or as the case may be, the relevant agreement or documents as from time to time amended, supplemented or novated and includes a reference to any document which amends, supplements or novates this Agreement or, as the case may be, the relevant agreement or document.

         (e) The headings of this Agreement shall not affect the interpretation of this Agreement.

Section 2.  Sale and Purchase.

         Subject to the terms of this Agreement, each of the GTECH Subsidiaries shall sell to Full House Sub, and Full House Sub shall purchase from each of the GTECH Subsidiaries, the Membership Interests of each of the GTECH Subsidiaries in each of the Remaining LLC Subs at the Closing.

Section 3.  Purchase Price.

         At the Closing, Full House shall pay to the GTECH Subsidiaries, in immediately available cash funds and by wire transfer as provided in Section 8, the sum of One Million Eight Hundred Thousand Dollars ($1,800,000) (the "Purchase Price").

Section 4.  The Closing.

         (a) Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Edwards & Angell, 2800 Financial Plaza, Providence, Rhode Island 02903 on the Closing Date.

         (b) At the Closing, the Parties shall consummate the transactions, and shall otherwise satisfy their respective obligations, described in Section 5.

         (c) If in any respect material to Full House Sub or to a GTECH Subsidiary, as the case may be (for purposes of this subsection, the "First Party"), the other Party or any other Party hereunder fails to consummate the transactions or to otherwise satisfy any of its obligations described in Section 5, the First Party will not be obliged to consummate the transactions or to otherwise fulfill its obligations described in Section 5, and may immediately by written notice:

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

                  (i) defer the Closing Date to a later date, but in no event later than March 30, 2001, (such that the date nominated for the Closing Date in that notice shall become the Closing Date for the purpose of this Agreement);

                  (ii) terminate this Agreement without prejudice to its rights and remedies under this Agreement; or

                  (iii) waive all or any of the unsatisfied obligations at its discretion.

Section 5.  The Closing Transactions.

         (a) Subject to the terms and conditions of this Agreement, at the Closing and on the Closing Date:

                  (i) Dreamport and GTECH Sub 2 each hereby agrees to sell, convey and transfer to Full House Sub, and Full House Sub hereby agrees to purchase, all of Dreamport's and all of GTECH Sub 2's respective Membership Interests in the California LLC;

                  (ii) Dreamport and GTECH Sub 2 each hereby agrees to sell, convey and transfer to Full House Sub, and Full House Sub hereby agrees to purchase, all of Dreamport's and all of GTECH Sub 2's respective Membership Interests in the Michigan LLC;

                  (iii) Dreamport and GTECH Sub 2 each hereby agrees to sell, convey and transfer to Full House Sub, and Full House Sub hereby agrees to purchase, all of Dreamport's and GTECH Sub 2's respective Membership Interests in the Oregon LLC;

                  (iv) GTECH hereby agrees to extend the maturity date of the $3,000,000 principal amount of indebtedness outstanding under the Original Full House Note, from January 25, 2001 to January 25, 2002, such extension to be effected by the cancellation by GTECH of the Original Full House Note and the execution and delivery by Full House of the Amended and Restated Full House Note (which shall amend and restate the Original Full House Note);

                  (v) Full House hereby agrees to pay GTECH the Purchase Price; and

                  (vi) The Parties shall otherwise perform their respective obligations as set out in Schedule 1 (such obligations, collectively with all other Closing obligations described herein, the "Closing Obligations").

         (b) The obligations of each of the Parties described in this Section 5 shall be conditioned upon, and subject to, the prior or concurrent satisfaction by each of the other Parties of their respective obligations described in this
Section 5, all of which shall be deemed to be satisfied simultaneously.

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

Section 6.  Conditions Precedent.

         (a) The obligations of the Parties to perform their respective Closing Obligations hereunder are subject to:

                  (i) the Parties' obtaining any third party consent set forth on Schedule 2 and such other third party consents (if any) as are required to close under this Agreement and to otherwise consummate the transactions provided for hereunder (it being agreed that the Parties shall use good faith, commercially reasonable efforts to obtain all such consents prior to the Closing Date);

                  (ii) in the case of GTECH, each of the representations and warranties made by the Full House Parties (described in Section 10), as of the date hereof are true, complete and correct in all material respects as of the Closing Date and the Full House Parties shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

                  (iii) in the case of each of the Full House Parties, each of the representations and warranties made by the GTECH Parties (described in Section 11), as of the date hereof, are true, complete and correct in all material respects as of the Closing Date and each of the GTECH Parties shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date; and

                  (iv) except with respect to that certain litigation captioned Taxpayers of Michigan Against Casinos, et. al. v. The State of Michigan (the "Tomac Litigation"), no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Full House Sub to own the Membership Interests of the GTECH Subsidiaries, as contemplated hereunder, or (D) affect adversely the right of any Remaining LLC Sub to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         (b) Each of the Parties may waive any condition to the performance of its Closing Obligations if it executes a writing so stating at or prior to the Closing Date.

Section 7.  The Final Adjustments.

         (a) Not later than twenty (20) days after the Closing Date, Full House and Full House Sub shall cause to be prepared and shall deliver to GTECH the Most Recent LLC Financial Statements and not later than forty-five (45) days after the Closing Date, Full House and Full


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

Houses Sub shall cause to be prepared and shall deliver to GTECH the Closing Month Financial Statements. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and with the past practice of calculating financial statements for the LLC Subs, and Full House and Full House Sub agree that GTECH shall be supplied copies of such records of the Remaining LLC Subs as may be necessary or appropriate to confirm the accuracy of such financial statements, as GTECH may reasonable request.

         (b) Not later than thirty (30) days after the Closing Date, Full House and Full House Sub shall cause the Remaining LLC Subs to pay to the GTECH Subsidiaries, and the Remaining LLC Subs shall pay to the GTECH Subsidiaries, an amount equal to the sum of GTECH Net Receivables, as calculated in accordance with the Most Recent LLC Financial Statements.

         (c) Not later than three (3) days after receiving any payment respecting a LLC Management Fee Receivable, Full House and Full House Sub shall cause the Remaining LLC Subs receiving such payment to pay to the GTECH Subsidiaries, and the Remaining LLC Subs receiving such payment shall pay to the GTECH Subsidiaries, an amount equal to fifty percent (50%) of the amount of such payment received in respect of such LLC Management Fee Receivable.

         (d) Full House, Full House Sub and the Remaining LLC Subs each agree that an accounting detailing the calculation of any payment made pursuant to this Section 7 shall accompany such payment and that the GTECH Subsidiaries shall be provided written notice of any payment received by a Remaining LLC Sub respecting an LLC Management Fee Receivable not later than two Business Days after such payment is received.

Section 8. Payments.

All amounts payable to the GTECH Subsidiaries under this Agreement shall be paid in by wire transfer (or to such other account as GTECH shall notify to the other Parties in writing not less than one Business Day prior to the Closing Date or other payment date) in immediately available funds:

         Beneficiary Name:          c/o GTECH Corporation
         Beneficiary Account:       07718069
         Bank Name:                 FleetBoston
                                    100 Federal Street
                                    Boston, MA 02110
         ABA Number:                011000390

Section 9. Other Agreements.

         (a) The Full House Parties and the GTECH Parties hereby agree to amend
Article XIV of each of the California LLC Agreement, the Michigan Agreement and the Oregon Agreement, effective immediately, and each such Article is hereby amended, such that the assignment of the Membership Interests contemplated hereunder shall be effective as of one hour


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

before the close of business on the Closing Date (rather than, as Article XIV would otherwise provide, on the last day of the calendar month in which this Agreement is executed).

         (b) The Parties acknowledge and agree that from the date hereof through the Closing Date, the business of each of the Remaining LLC Subs shall be conducted in the ordinary course unaffected (except as expressly provided by this Agreement to the contrary) by this Agreement or the transactions provided for herein. Without limiting the foregoing, the Full House Parties and each of the Remaining LLC Subs each acknowledges and agrees that through the Closing Date the GTECH Subsidiaries shall have all right, title and interest in its respective share of: (i) any income, profit, losses, retained earnings, cash flow, undistributed dividends and other distributions of the Remaining LLC Subs, and (ii) any and all limited liability company benefits and entitlements, including without limitation, the right to vote, consent and otherwise participate in the business of the Remaining LLC Subs, and shall otherwise be involved in decisions with respect thereto, as are currently provided to them in, respectively, the California LLC Agreement, the Michigan LLC Agreement, and the Oregon LLC Agreement or otherwise under applicable law. Each of the Full House Parties and the Remaining LLC Subs acknowledges and agrees to cause to be paid to the GTECH Subsidiaries its respective share of all amounts received by the GTECH Subsidiaries from and after the date hereof through the Closing Date which accrue to either of the GTECH Subsidiaries, during the time that it remains a member of any of the Remaining LLC Subs.

         (c) In accordance with Section 14.1 of each of the California LLC Agreement, Michigan LLC Agreement and the Oregon LLC Agreement (as amended pursuant to subsection 9(a) above), immediately prior to the Closing, each of the GTECH Subsidiaries shall cease to be a member of the Remaining LLC Subs. Each of GTECH and the GTECH Subsidiaries acknowledges and agrees that, pursuant to applicable law, it shall, as of the close of business on the Closing Date, except as regards to payments provided in Section 7 hereof, no longer have any right, title or interest in and to any income, profits, losses, retained earnings, cash flow, undistributed dividends, or other distributions or other assets of any of the Remaining LLC Subs and any and all other limited liability company benefits and entitlements, including without limitation, any right to vote, consent or otherwise participate in the business and affairs of any of the LLC Subs or otherwise be involved in any decisions with respect thereto. The parties hereby acknowledge that the business of each of the Remaining LLC Subs shall continue without dissolution under the terms of, respectively, the California LLC Agreement, the Michigan LLC Agreement, and the Oregon LLC Agreement.

         (d) Each of the LLC Subs shall compute items of distributive income and loss for the fiscal year commencing January 1, 2001 in accordance with the interim closing method, pursuant to which the fiscal year of the LLC Subs shall be deemed to have closed on the Closing Date.

         (e) Full House and GTECH hereby agree that with effect from and after
Closing:

              (i) the indemnification obligations assumed by GTECH by letter to
                  Full House dated January 28, 1996, with respect in part to obligations retained by Full House under agreements assigned by Full House to certain LLC Subs, shall be terminated, and such letter agreement shall be of no further force and effect; and

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              (ii) the Master Agreement shall be terminated and of no further force and effect.

         (f) GTECH waives, as of the Closing but with effect from and after January 25, 2001, any and all defaults by Full House under the Original Full House Note.

         (g) Each of the Full House Parties hereby:

                  (i) irrevocably consents to and approves, for all purposes, including for all purposes under the Delaware Act and the Delaware LLC Agreement, and agrees to cause the Delaware LLC to enter into, such amendments as the GTECH Parties may direct to the Delaware Management Agreement and the Delaware LLC Agreement providing for the reduction of management fees payable by HRI to the Delaware LLC by 50% and the simultaneous withdrawal by GTECH Sub 2 as a Member in the Delaware LLC;

                  (ii) in the event the transaction described in Section 9(g)(i) has not closed on or before April 30, 2001, irrevocably consents, approves and agrees for all purposes, including, without limitation, for all purposes under the Delaware Act and the Delaware LLC Agreement, to the sale and assignment of the Membership Interest of GTECH Sub 2 in the Delaware LLC to any Reasonable Assignee (as defined below) for a purchase price not to exceed $12,000,000 and to the inclusion of such Reasonable Assignee as a Substitute Member (as such term is defined in the Delaware LLC Agreement); and

                  (iii) agrees to execute and deliver from time to time, promptly after any reasonable request therefor by GTECH or GTECH Sub 2, any and all instruments, agreements and documents, and shall take such other actions as GTECH or GTECH Sub 2 may, from time-to-time, reasonably deem necessary or desirable to accomplish the intent of Section 9(g)(i) and 9(g)(ii).

         (h) For purposes of this Section 9(g), a "Reasonable Assignee" shall include Delaware North, or any other assignee that is able to obtain all necessary approvals from the Delaware State Lottery and any other applicable regulatory authority.

Section 10.  Representations and Warranties of Full House and the Full House
Sub.

         (a) Each of Full House and the Full House Sub jointly and severally represents and warrants to each of the Remaining LLC Subs and to each of the GTECH Parties that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, (ii) it has full corporate power and authority to execute and deliver into this Agreement, the Amended and Restated Full House Note, and each other agreement or other document to be delivered by it with respect to the transactions contemplated hereby (each, a "Full House Transaction Document"), and to consummate the transactions contemplated hereby and thereby;


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

(iii) the execution, delivery and performance of each Full House Transaction Document has each been duly authorized by all necessary corporate action; (iv) each Full House Transaction Document has been duly and validly executed and delivered, and each constitutes the valid and binding obligation of Full House and the Full House Sub (as the case may be), enforceable against such Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity; (v) neither the execution and delivery, nor the performance under, any Full House Transaction Document by Full House or Full House Sub (as the case may be) will violate (A) any provision of such Party's charter or by-laws, (B) any law, regulation, ruling or other restriction of any governmental agency or court to which either such Party is subject or (C) any contract or other arrangement to which either such Party is party or to which any of its assets is subject; and (vi) no consent, approval, order or filing with any governmental authority or any other Person is required in connection with the execution, delivery and performance of any Full House Transaction Document by Full House and the Full House Sub and the consummation of the transactions by Full House and the Full House Sub hereunder.

         (b) Each of Full House and the Full House Sub represents and warrants that Full House Sub owns its Membership Interests in each of the Remaining LLC Subs free and clear of all assignments, collateral assignments, liens, encumbrances, security interests, pledges, claims and restrictions of any kind whatsoever, except for any such restrictions imposed by, respectively, the California LLC Agreement, the Michigan LLC Agreement and the Oregon LLC Agreement, including without limitation claims of any third parties.

         (c) Each of Full House and the Full House Sub jointly and severally represents and warrants that it will not assign, distribute or otherwise dispose of the Membership Interests to be acquired by Full House Sub hereunder in any transaction which would have the effect of requiring GTECH or any GTECH Subsidiary to have filed a registration statement under the Securities Act of 1933 or any other applicable securities law with respect to the transactions described herein.

         (d) Each of Full House and the Full House Sub represents and warrants that it is unaware of any liability of any of the Remaining LLC Subs which is required under generally accepted accounting principles to be reflected on the financial statements of the Remaining LLC Subs other than: (i) those which are in fact reflected on such financial statements; and (ii) unpaid legal expenses respecting the Tomac Litigation through the Closing Date (which expenses total, with respect to work performed through September 2000, approximately $222,000) (the "Tomac Litigation Expenses").

         (e) Except as otherwise disclosed in writing by Full House and the Full House to the other Parties prior to the Closing Date, each of Full House and the Full House Sub is deemed to repeat each of the foregoing representations and warranties as of the Closing Date.

Section 11.  Representations and Warranties of the GTECH Parties.

         (a) Each of GTECH and the GTECH Subsidiaries jointly and severally represents and warrants to Remaining LLC Subs and to each of the Full House Parties that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; (ii) it has full corporate power and authority to execute and deliver this Agreement and each other agreement or other document to be delivered by GTECH and/or the GTECH Subsidiaries with respect to the transactions contemplated hereby (each, a "GTECH Transaction Document") and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance of each GTECH Transaction Document has been duly authorized by all necessary corporate action; (iv) each GTECH Transaction Document has been duly and validly executed and delivered, and constitutes the valid and binding obligation of GTECH and such GTECH Subsidiary (as the case may be), enforceable against such Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity; (v) no consent, approval, order or filing with any governmental authority or any other Person is required in connection with the execution, delivery and performance of any GTECH Transaction Document by GTECH and the GTECH Subsidiaries and the consummation of the transactions by GTECH and the GTECH Subsidiaries hereunder.

         (b) Each of GTECH and the GTECH Subsidiaries represents and warrants that each of the GTECH Subsidiaries owns its Membership Interest in the each of the Remaining LLC Subs free and clear of all assignments, collateral assignments, liens, encumbrances, security interests, pledges, claims and restrictions of any kind whatsoever, except for any such restrictions imposed by, respectively, the California LLC Agreement, the Michigan LLC Agreement, and the Oregon LLC Agreement, including without limitation claims of any third parties.

         (c) Each of GTECH and the GTECH Subsidiaries represents and warrants that it is unaware of any liability of any of the Remaining LLC Subs which is required under generally accepted accounting principles to be reflected on the financial statements of the Remaining LLC Subs other than: (i) those which are in fact reflected on such financial statements; and (ii) the Tomac Litigation Expenses.

         (d) Except as otherwise disclosed in writing by GTECH and the GTECH Subsidiaries to the other Parties prior to the other Closing Date, each of GTECH and the GTECH Subsidiaries is deemed to repeat each of the foregoing representations and warranties as of the Closing Date.

Section 12.  Remedies for Breaches of This Agreement.

         (a) All of the representations and warranties of the Parties above shall survive the Closing hereunder and continue in full force and effect for a period of 180 days thereafter.

         (b) Subject to the limitations and other terms and conditions set forth in Section 13 below, each Party agrees to indemnify each other Party from and against the entirety of any Adverse Consequences such other Party may suffer resulting from any breach of any representation, warranty or covenant of such Party hereunder.

Section 13.  Limitation of Liability and Conduct of Claims.

         (a) No claim may be made for breach of any representation or warranty or covenant of this Agreement except in accordance with, and subject to the limitations of, this Section 13.

         (b) No Party shall be liable for special, indirect or consequential losses or expenses suffered by any other Party howsoever arising including without limitation loss of anticipated profits, goodwill, reputation, business receipts or contracts, or any losses whatsoever resulting from loss of use, data or profits, or any damages suffered by such other Party as a result of any such special, indirect or consequential losses or expenses, arising out of or in connection with this Agreement whether in an action of contract, tort (including negligence) or otherwise.

         (c) No Party shall be liable to another Party hereunder in respect of a claim for breach of any representation, warranty or covenant if, and to the extent, such other Party has received from another person (including, without limitation, an insurer) an amount which is referable to the matter giving rise to such claim.

         (d) If a Party (the "Paying Party") pays another party (the "Reimbursed Party") an amount in respect of any claim by the Reimbursed Party in respect of this Agreement and the Reimbursed Party subsequently recovers from another person an amount which is referable to the matter giving rise to such claim, the Reimbursed Party shall immediately notify the Paying Party and:

                  (i) If the Paying Party has already paid an amount in satisfaction of such a claim and the amount paid by the Paying Party in respect of such claim is more than the Sum Recovered, the Reimbursed Party shall immediately pay to the Paying Party the Sum Recovered;

                  (ii) If the Paying Party has already paid an amount in satisfaction of such a claim and the amount paid by the Paying Party in respect of such claim is less than or equal to the Sum Recovered, the Reimbursed Party shall immediately pay to the Paying Party an amount equal to the amount paid by the Paying Party.

                  (iii) If the Paying Party has not already paid an amount in satisfaction of such a claim, the amount of the claim for which the Paying party would have been liable shall be reduced by and to the extent of the Sum Recovered.

         For the purposes of this subsection, the term "Sum Recovered" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any tax computed by reference to the amount recovered from the person payable by the Reimbursed Party and less all reasonable costs incurred by the Reimbursed Party in recovering the amount from the person.

         (e) If a Party makes a claim or intends to make a claim under the representations and warranties or covenants of this Agreement against another Party which arises as a result of a claim against the first Party by a third party, the first Party shall notify such other Party and consult on a regular basis with such other Party with respect to the matter (including as to selection for legal advisers), take such action as such other Party may reasonably request in relation to such third party claim, and shall not admit liability to any third party in respect of such claim without such other Party's consent, which shall not be unreasonably withheld or delayed.

Section 14.  Releases.

         (a) Except as provided in subsection 14(c) below, Full House, Full House Sub, and each of the Remaining LLC Subs (collectively, for purposes of this subsection, the "Full House Releasing Parties") each hereby releases and forever discharges each of the GTECH Parties and each of their respective present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns (for purposes of this subsection, the "GTECH Released Parties") from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which any, Full House Releasing Party may have or may claim to have including, without limitation, any and all liabilities, causes of action, debts, claims and demands arising under or with respect to the Master Agreement, (to the extent such applies to the Remaining LLC Subs), the California LLC Agreement, the Michigan LLC Agreement, the Oregon LLC Agreement and any agreement, understanding or arrangement entered into by or act or omission of, any of the foregoing and each Full House Releasing Party hereby covenants not to file a lawsuit or charge to assert any such claim. This release includes but is not limited to claims of breach of contract or tort arising prior to the Closing.

         (b) Except as provided in Section 14(c) below, GTECH, each of the GTECH Subsidiaries, and each of the Remaining LLC Subs (collectively for purposes of this subsection, the "GTECH Parties") hereby releases and forever discharges Full House, and Full House Sub and each of their respective present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns (for purposes of this subsection, the "FHR Released Parties") from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which any GTECH Releasing Party may have or may claim to have, and each GTECH Releasing Party hereby covenants not file a lawsuit or charge to assert any such claim. This release includes but is not limited to claims of breach of contract or tort arising prior to the Closing.

         (c) The releases set forth above shall not apply to: (i) breaches of or amounts due under this Agreement or under the Amended and Restated Full House Note, or (ii) liabilities with respect to the Delaware LLC, the Delaware LLC Agreement, or the Delaware Management Agreement.

Section 15.  Termination.

         (a) The Full House Parties and the GTECH Parties may terminate this Agreement as provided below:

                  (i) Full House Parties and the GTECH Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Full House Parties or any of the GTECH Parties may terminate this Agreement by giving written notice to the other Parties at any time prior to the Closing if the Closing shall not have occurred on or before March 30, 2001, by reason of the failure of any condition precedent to such terminating Party or Parties' Closing Obligations as set forth in Section 6(a) hereof (except if the failure results from such terminating Party itself breaching this Agreement).

         (b) If any Party terminates this Agreement pursuant to Section 15(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 16.  Miscellaneous.

         (a) Each of the Parties acknowledges and agrees that, except as expressly set forth herein, it is not relying upon any representation or warranty of any other Party, with respect to (i) the terms and provisions of this Agreement, or otherwise with respect to any document or matter referred to herein, (ii) the financial condition or status of any Remaining LLC Sub or the value of the interest or the present or future business or financial prospects of any Remaining LLC Sub, or (iii) the value of the interest or the advisability or propriety of executing this Agreement or any benefits to be obtained therefrom.

         (b) All notices provided for in this Agreement shall be in writing, duly signed by the Party giving the notice, shall be deemed to be given when received, and shall be delivered, telecopied or mailed by registered or certified mail or by recognized overnight delivery service as provided on
Schedule 3 hereto.

         (c) No Party shall make any formal press release or other public announcement in connection with this Agreement, or any of the transactions contemplated by this Agreement, except: (i) an announcement in a form agreed by the Parties, or (ii) any announcement by any Party if required by any applicable law or stock exchange regulation to be made by such Party after consultation with the other Parties hereto.

         (d) The Parties acknowledge and agree that all Parties have been represented by counsel and that the rule of construction that the document shall be construed against the party drafting the same shall not apply.

         (e) All representations, warranties, covenants and agreements to the Parties contained in this Agreement, or any instrument provided for in it, will survive the Closing of the transactions contemplated herein and the Closing Date, as provided above.

         (f) No Party may assign any right or obligation under this Agreement without obtaining the prior written consent of the other Parties hereto. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, and permitted successors and/or assigns.

         (g) This Agreement and the performance hereof will be construed in accordance with and governed by the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

         (h) This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements relating to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all of the Parties.

         (i) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situations or in any other jurisdiction.

         (j) Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the transactions contemplated hereby.

         (k) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         (l) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto by their respective duly authorized officers, all as of the date first above written.

GTECH CORPORATION                       FULL HOUSE RESORTS, INC.



By:                                     By:
   --------------------------------        -------------------------------------
Name:                                   Name:
Title:                                  Title:



DREAMPORT, INC.                         FULL HOUSE SUBSIDIARY, INC.



By:                                     By:
   --------------------------------        -------------------------------------
Name:                                   Name:
Title:                                  Title:



GTECH GAMING SUBSIDIARY 2 CORPORATION



By:
   --------------------------------
Name:
Title:

GAMING ENTERTAINMENT, LLC
By its Members

Full House Subsidiary, Inc.



By:
   --------------------------------
Name:
Title:

Dreamport, Inc.



By:
   --------------------------------
Name:
Title:

GTECH Gaming Subsidiary 2 Corporation

By:
   --------------------------------
Name:
Title:

GAMING ENTERTAINMENT (CALIFORNIA) LLC
By its Members

Full House Subsidiary, Inc.



By:
   --------------------------------
Name:
Title:


Dreamport, Inc.



By:
   --------------------------------
Name:
Title:


GTECH Gaming Subsidiary 2 Corporation

By:
   --------------------------------
Name:
Title:

GAMING ENTERTAINMENT (MICHIGAN) LLC
By its Members

Full House Subsidiary, Inc.



By:
   --------------------------------
Name:
Title:

Dreamport, Inc.



By:
   --------------------------------
Name:
Title:

GTECH Gaming Subsidiary 2 Corporation

By:
   --------------------------------
Name:
Title:

                                   Schedule 1

                      Obligations of the Parties at Closing

1. Full House (and with respect to Item 1.1 hereof, the Full House Sub) shall deliver on the Closing Date:

         1.1 to each of the other Parties, a copy of the minutes of the directors or resolutions adopted by unanimous consent of Full House and Full House Sub, as the case may be, authorizing the execution and delivery of this Agreement, the Amended and Restated Full House Note and each other Full House Transaction Document and each agreement to be executed and delivered hereunder by any Full House Party (including without limitations, in the capacity of member in any Remaining LLC Sub) and the doing of all such things as are incidental to its implementation (each such copy of the minutes, or resolutions, being certified as correct and continuing authority as at the Closing by the Secretary or Assistant Secretary of the Full House or Full House Sub and any Remaining LLC Sub, as the case may be);

         1.2 to the GTECH Subsidiaries, payment of the Purchase Price as provided in Sections 3 and 8; and

         1.3 to GTECH, the Amended and Restated Full House Note, duly executed by an authorized representative of Full House.

2.       GTECH (and each of the GTECH Subsidiaries) shall deliver on the Closing
Date:

         2.1 to each of the other Parties, a copy of the minutes of the directors or resolutions adopted by unanimous consent of GTECH and the GTECH Subsidiaries, as the case may be, authorizing the execution and delivery of this Agreement and each other GTECH Transaction Document and each agreement to be executed and delivered hereunder by any GTECH Party (including, without limitation, in the capacity of member in any of the Remaining LLC Sub) and the doing of all such things as are incidental to the implementation (each such copy of the minutes, or resolutions, being certified as correct and of continuing authority as at the Closing by a Secretary or Assistant Secretary of GTECH or the GTECH Subsidiaries or the Remaining LLC Subs, as the case may be.)

                                   Schedule 2

                                Required Consent

1. Consent of the Huron Band of the Potawatomi in respect of the Michigan LLC arrangements.

                                   Schedule 3

                               Notice Information

1.  If to Full House or to Full House Sub:

                                    Full House Resorts, Inc.
                                    2300 West Sahara Avenue
                                    Suite 450 - Box 23
                                    Las Vegas, Nevada 89102
                                    Attention:  President
                                    Telecopier:  (702) 221-8101

2.  If to GTECH or to any GTECH Subsidiary:

                                    GTECH Corporation
                                    55 Technology Way
                                    West Greenwich, Rhode Island 02817
                                    Attention:  Robert Vincent
                                    Telecopier:  (401) 392-0279

3. If to any Remaining LLC Sub, provide notice both to Full House and to GTECH, as set forth above.

                                                                       Exhibit A

                            Full House Resorts, Inc.

Promissory Note

$3,000,000                                                  January 26, 1996, as
                                                            amended and restated
                                                            as of March __, 2001


         Full House Resorts, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to GTECH CORPORATION, a Delaware corporation (the "Holder"), the principal sum of Three Million Dollars ($3,000,000), on January 25, 2002, or such earlier date as is provided in
Section 4(a) below (the "Maturity Date") together with any unpaid interest accruing thereon as provided in Section 1 hereof. All payments hereunder will be in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Upon payment in full of all principal, interest and other amounts due hereunder, Holder shall surrender this Note to the Company at its principal place of business.

         1. Interest Payments. Interest on the principal amounts from time to time outstanding under this Note shall accrue from and after January 25, 1998 (the "Interest Commencement Date") at a per annum rate equal, for each respective Interest Period hereunder, to the lesser of the applicable: (i) maximum lawful rate of interest, and (ii) "Prime Rate" (as defined below) or, upon the occurrence and during the continuation of an Event of Default (as defined below), at the rate equal to such Prime Rate plus two percent (2%). Except as otherwise provided herein, interest on the outstanding principal amount under this Note shall be due and payable monthly in arrears commencing on the first Business Day (as defined below) of February, 1998, with respect to the first Interest Period (as defined below) and thereafter on the first Business Day of each successive calendar month with respect to successive Interest Periods, with a final payment due and payable on the Maturity Date in an amount equal to all accrued and unpaid interest on the Loan as of such date.

         As used in this Note:

                  (i) "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banking institutions are authorized by law to be closed in Las Vegas, Nevada or Providence, Rhode Island.

                  (ii) "Interest Period" shall mean a period consisting of one calendar month or portion thereof, with the first Interest Period commencing on (and including) the Interest Commencement Date and ending on the last day of the calendar month in which the Interest

                           Commencement Date falls and each subsequent interest Period commencing on (and including) the first day of the next succeeding calendar month.

                  (iii) "Prime Rate" shall mean, with respect to each day of an Interest Period, the prime rate in effect on the first Business Day of such Interest Period, as set forth in the "Money Rates" section of The Wall Street Journal, Three Star Eastern edition for such date.

         2. Payment Terms. All payments of principal and interest (including all prepayments) with respect to this Note shall be made on the due date thereof to Holder at the following address:

                  GTECH Corporation
                  Rhode Island Hospital Trust
                  One Hospital Trust Plaza
                  Providence, Rhode Island  02903
                  ABA #011500337
                  A/C #004-269-486

or at such other place within the continental United States as Holder may from time to time designate in writing. Payments (including all prepayments) received by Holder from the Company on this Note shall be applied first to the payment of accrued and unpaid interest hereunder and only thereafter to the outstanding principal balance of this Note.

         The Company agrees that to the extent the Company makes a payment or payments to Holder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the company, its successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

         3. Default. If any of the following events shall occur and be continuing (each such event, an "Event of Default"):

                  (a) the Company fails to repay the principal amount of the Note, or any interest thereon, within five (5) Business Days of the due date thereof;

                  (b) the Company violates any covenant, agreement or condition contained in this Note and such violation remains uncured for ten (10) Business Days after receipt of notice from the Holder; or

                  (c) the Company shall be adjudicated insolvent, or fails to pay, or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or the Company shall apply for or consent to the appointment of any receiver, custodian, trustee or similar officer for it or for all or any substantial part of its property, or such receiver, custodian, trustee or similar officer shall be appointed without the application or consent of the Company; or the Company shall institute (by petition, application, answer, consent or otherwise), insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to the Company under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company and such proceeding shall not be dismissed within sixty
                           (60) days after being instituted;

then, (i) upon the occurrence of any Event of Default described in clause (c) of this Section, the unpaid principal amount of, and accrued and unpaid interest on, the Note shall automatically become immediately due and payable, together with all other amounts payable under this Note, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by payor, and (ii) upon the occurrence of any other Event of Default, Holder may, at its option, by written notice to the Company declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Company.

         4. Prepayment; Redemption. (a) If, during such time that any amount of principal or interest (the "Outstanding Indebtedness") remains unpaid hereunder and either:

                  (i) the Company, or any Company Affiliate, sells after the date hereof (each, a "Sale") any asset in a transaction in which cash (the "Cash Sales Proceeds") is paid, in whole or in part, to the Company or Company Affiliate as consideration for such Sale; or

                  (ii) the Company, or any Company Affiliate, receives cash proceeds after the date hereof (the "Cash Financing Proceeds") in respect of any debt or equity financing (each, a "Financing"), then, an amount equal to the lesser of:

                  (x)      the Outstanding Indebtedness, or

                  (y) an amount of unpaid principal under this Note equal to the positive difference between, on the one hand, the aggregate of Cash Sales Proceeds realized with respect to all Sales occurring on or after the date hereof plus the aggregate of Cash Financing Proceeds realized with respect to all Financings occurring on or after the date hereof, and, on the other hand, $1,800,000, shall immediately become due and payable.

         (b) This Note may, at the option of the Company, be redeemed prior to maturity as a whole at any time or in part from time to time, at the principal office of the Company, upon notice to the Holder provided herein, upon payment by the Company the then outstanding principal amount of the Note, together with accrued interest to the date fixed for redemption.

         (c) For purposes of this Section 4, a "Company Affiliate" means any corporation, partnership, limited liability company or other entity, controlled by, controlling, or under common control with, the Company.

         (d) Not less than five Business Days prior to funding under any proposed Sale or Financing, the Company shall provide Holder with written notice of such Sale or Financing, including full particulars as to the amount of Cash Sale Proceeds and/or Cash Financing Proceeds to be received at the time of such funding.

         5. Transferability. This Note has not been registered under the Act, or under the state securities laws and are transferable only in compliance with the provisions of such laws.

         6. Lost Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it (which shall be without surety in the case of loss, theft or destruction of this Note held by the initial purchaser thereof), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation if such Note is mutilated, the Company will make and deliver in lieu thereof a new Note of like tenor, in the principal amount of such lost, stolen, destroyed or mutilated Note outstanding at the time of delivery of such new Note. Any Note made and delivered in accordance with the provisions of this Section shall be dated as of the last date to which interest has been paid on the Note lost, stolen, destroyed or mutilated or if no interest has been paid, the original date of this Note.

         7. Reimbursement. Notwithstanding anything set forth herein, the Company agrees to reimburse Holder for its and its agents' and representatives' reasonable out-of-pocket expenses in connection with (i) the enforcement of this Note, and (ii) the exercise by Holder of its rights and remedies under this Note. The obligations of the Company under this Section shall survive the termination of, and the payment of, this Note. If this Note is placed in the hands of an attorney for collection, or collected through bankruptcy or other proceedings, or if suit is brought on this Note, the Company agrees to pay reasonable attorneys' fees, costs and expenses in additional to all other amounts owning hereunder.

         8. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and assigns.

         9. Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by

                  Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar communications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at its address at 2300 West Sahara Avenue, Suite 450 - Box 23, Las Vegas, Nevada 89102, Attn: President, with a copy to: General Counsel; (ii) if to the Holder, at its address at 55 Technology Way, West Greenwich, Rhode Island 03928, Attention:
                  Chairman, with a copy to: General Counsel; or (ii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section shall be deemed given at the time of receipt thereof.

         10. Applicable Law. This Agreement shall for all purposes be construed and interpreted in accordance with the laws of the State of Rhode Island.

         IN WITNESS WHEREOF, Full House Resorts, Inc. has caused this Note to be executed and delivered on the date first set forth above.

                                    FULL HOUSE RESORTS, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:

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